Exhibit 99.1

Microsoft Reports Record Third-Quarter Revenue

Strong business demand drives double-digit operating income growth.

REDMOND, Wash. — Apr. 19, 2012 — Microsoft Corp. today announced quarterly revenue of $17.41 billion for the quarter ended Mar. 31, 2012, a 6% increase from the prior year period. Operating income was $6.37 billion, up 12% from the prior year period.

Net income and diluted earnings per share for the quarter were $5.11 billion and $0.60 per share, compared with $5.23 billion and $0.61 per share, respectively, in the prior year period. Prior year net income and diluted earnings per share included a $461 million or $0.05 per share tax benefit primarily related to a tax settlement with the U.S. Internal Revenue Service.

“We’re driving toward exciting launches across the entire company, while delivering strong financial results,” said Steve Ballmer, chief executive officer at Microsoft. “With the upcoming release of new Windows 8 PCs and tablets, the next version of Office, and a wide array of products and services for the enterprise and consumers, we will be delivering exceptional value to all our customers in the year ahead.”

The Server & Tools business posted $4.57 billion in third-quarter revenue, a 14% increase from the prior year period, driven by double-digit revenue growth in SQL Server and more than 20% growth in System Center revenue.

The Microsoft Business Division reported $5.81 billion in third-quarter revenue, a 9% increase from the prior year period, reflecting the continued strength of Office 2010 with businesses and consumers. Dynamics posted an 11% revenue increase from the prior year period, with Dynamics CRM revenue growing more than 30%.

The Windows and Windows Live Division posted revenue of $4.62 billion, a 4% increase from the prior year period. Strong Windows 7 adoption continued with enterprise desktops on Windows 7 now up to 40% worldwide.

“We saw strong demand for our business desktop and infrastructure offerings,” said Peter Klein, chief financial officer at Microsoft. “Solid revenue growth and continued cost discipline drove double-digit operating income growth.”

The Online Services Division reported revenue of $707 million, a 6% increase from the prior year period, and operating loss improvement of approximately $300 million.

The Entertainment & Devices Division posted revenue of $1.62 billion, a decrease of 16% from the prior period due to a soft gaming console market. Xbox remained the top-selling console in the U.S. for the 15th consecutive month, and the company announced new television content partners and experiences for its 40 million Xbox LIVE members.

“We continue to execute well across our businesses, and we are seeing robust demand for our enterprise products and services,” said Kevin Turner, chief operating officer at Microsoft. “Our investments and offerings in the database platform and public, private, and hybrid cloud are helping our customers transform their operations to meet today’s evolving business demands.”

Business Outlook

Microsoft is revising operating expense guidance downward and now offers a range of $28.3 billion to $28.7 billion for the full year ending June 30, 2012. Microsoft also offers preliminary fiscal year 2013 operating expense guidance of $30.3 billion to $30.9 billion, representing 6% to 8% growth from the mid-point of fiscal year 2012 guidance.

Webcast Details

Peter Klein, chief financial officer, Frank Brod, chief accounting officer, and Bill Koefoed, general manager of Investor Relations, will host a conference call and webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/investor. The webcast will be available for replay through the close of business on Apr. 19, 2013.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	execution and competitive risks in transitioning to cloud-based computing;

•	challenges to Microsoft’s business model;

•	intense competition in all of Microsoft’s markets;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	improper disclosure of personal data that could result in liability and harm to Microsoft’s reputation;

•	outages and disruptions of services provided to customers directly or through third parties if Microsoft fails to maintain an adequate operations infrastructure;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not gain customer acceptance and produce offsetting increases in revenue;

•

unfavorable changes in general economic conditions, disruption of our partner networks or sales channels, or the availability of credit that affect demand for Microsoft’s products and services or the value of our investment portfolio;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	quality or supply problems in Microsoft’s consumer hardware or other vertically integrated hardware and software products;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geopolitical conditions, natural disaster, cyberattack or other catastrophic events disrupting Microsoft’s business; and

•	acquisitions, joint ventures and strategic alliances that adversely affect the business.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/investor.

All information in this release is as of Apr. 19, 2012. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Bill Koefoed, general manager, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news/. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PST conference call with investors and analysts, is available at http://www.microsoft.com/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts) (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Revenue	$17,407	$16,428	$55,664	$52,576
Operating expenses:
Cost of revenue	3,952	3,897	13,367	11,869
Research and development	2,517	2,269	7,217	6,650
Sales and marketing	3,414	3,393	10,076	10,024
General and administrative	1,150	1,160	3,433	3,043

Total operating expenses	11,033	10,719	34,093	31,586

Operating income	6,374	5,709	21,571	20,990
Other income (expense)	(11)	316	337	762

Income before income taxes	6,363	6,025	21,908	21,752
Provision for income taxes	1,255	793	4,438	4,476

Net income	$5,108	$5,232	$17,470	$17,276

Earnings per share:
Basic	$0.61	$0.62	$2.08	$2.03
Diluted	$0.60	$0.61	$2.05	$2.01
Weighted average shares outstanding:
Basic	8,401	8,420	8,398	8,511
Diluted	8,498	8,510	8,502	8,609
Cash dividends declared per common share	$0.20	$0.16	$0.60	$0.48

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions)(Unaudited)

	March 31, 2012	June 30, 2011(1)
Assets
Current assets:
Cash and cash equivalents	$6,388	$9,610
Short-term investments (including securities loaned of $1,181 and $1,181)	53,141	43,162

Total cash, cash equivalents, and short-term investments	59,529	52,772
Accounts receivable, net of allowance for doubtful accounts of $322 and $333	10,961	14,987
Inventories	1,412	1,372
Deferred income taxes	2,350	2,467
Other	2,608	3,320

Total current assets	76,860	74,918
Property and equipment, net of accumulated depreciation of $10,952 and $9,829	8,225	8,162
Equity and other investments	9,068	10,865
Goodwill	19,698	12,581
Intangible assets, net	2,756	744
Other long-term assets	1,403	1,434

Total assets	$118,010	$108,704

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,790	$4,197
Accrued compensation	3,272	3,575
Income taxes	958	580
Short-term unearned revenue	13,929	15,722
Securities lending payable	1,210	1,208
Other	3,011	3,492

Total current liabilities	26,170	28,774
Long-term debt	11,938	11,921
Long-term unearned revenue	1,262	1,398
Deferred income taxes	1,456	1,456
Other long-term liabilities	8,525	8,072

Total liabilities	49,351	51,621

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital—shares authorized 24,000; outstanding 8,400 and 8,376	65,273	63,415
Retained earnings (deficit), including accumulated other comprehensive income of $1,332 and $1,863	3,386	(6,332)

Total stockholders’ equity	68,659	57,083

Total liabilities and stockholders’ equity	$118,010	$108,704

(1)	Derived from audited financial statements.

MICROSOFT CORPORATION

CASH FLOW STATEMENTS

(In millions) (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Operations
Net income	$5,108	$5,232	$17,470	$17,276
Adjustments to reconcile net income to net cash from operations:
Depreciation, amortization, and other	766	720	2,170	2,077
Stock-based compensation expense	591	541	1,724	1,622
Net recognized losses (gains) on investments and derivatives	68	(122)	(74)	(377)
Excess tax benefits from stock-based compensation	(10)	(5)	(84)	(14)
Deferred income taxes	(134)	(59)	282	(324)
Deferral of unearned revenue	8,142	6,616	21,825	19,331
Recognition of unearned revenue	(8,283)	(7,026)	(23,993)	(21,189)
Changes in operating assets and liabilities:
Accounts receivable	2,770	3,031	3,851	3,435
Inventories	(50)	(170)	(79)	(258)
Other current assets	73	(618)	938	(487)
Other long-term assets	9	(8)	(36)	172
Accounts payable	(114)	(51)	(380)	(235)
Other current liabilities	492	237	(107)	(1,174)
Other long-term liabilities	166	354	442	1,197

Net cash from operations	9,594	8,672	23,949	21,052

Financing
Short-term debt repayments, maturities of 90 days or less, net	0	0	0	(186)
Proceeds from issuance of debt, maturities longer than 90 days	0	2,239	0	6,960
Repayments of debt, maturities longer than 90 days	0	0	0	(814)
Common stock issued	1,091	1,405	1,635	2,242
Common stock repurchased	(1,023)	(848)	(3,999)	(10,299)
Common stock cash dividends paid	(1,683)	(1,349)	(4,707)	(3,830)
Excess tax benefits from stock-based compensation	10	5	84	14
Other	0	(15)	0	(40)

Net cash from (used in) financing	(1,605)	1,437	(6,987)	(5,953)

Investing
Additions to property and equipment	(749)	(658)	(1,683)	(1,713)
Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(84)	0	(9,586)	(69)
Purchases of investments	(23,951)	(14,394)	(45,297)	(27,707)
Maturities of investments	4,236	2,286	13,122	4,992
Sales of investments	7,946	5,738	23,317	9,768
Securities lending payable	361	(111)	3	1,063

Net cash used in investing	(12,241)	(7,139)	(20,124)	(13,666)

Effect of exchange rates on cash and cash equivalents	30	28	(60)	83

Net change in cash and cash equivalents	(4,222)	2,998	(3,222)	1,516
Cash and cash equivalents, beginning of period	10,610	4,023	9,610	5,505

Cash and cash equivalents, end of period	$6,388	$7,021	$6,388	$7,021

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(In millions) (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Revenue
Windows & Windows Live Division	$4,624	$4,447	$14,228	$14,290
Server and Tools	4,572	4,007	13,594	12,156
Online Services Division	707	667	2,132	1,927
Microsoft Business Division	5,814	5,329	17,700	16,641
Entertainment and Devices Division	1,616	1,935	7,814	7,428
Unallocated and other	74	43	196	134

Consolidated	$17,407	$16,428	$55,664	$52,576

Operating income (loss)
Windows & Windows Live Division	$2,952	$2,792	$9,063	$9,303
Server and Tools	1,738	1,352	5,336	4,604
Online Services Division	(479)	(776)	(1,449)	(1,912)
Microsoft Business Division	3,770	3,313	11,619	10,896
Entertainment and Devices Division	(229)	210	627	1,244
Corporate-level activity	(1,378)	(1,182)	(3,625)	(3,145)

Consolidated	$6,374	$5,709	$21,571	$20,990